UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MAIDEN HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of Maiden Holdings, Ltd. (the “Company”), which will be held on Wednesday, May 4, 2011, commencing at 3:00 p.m. (local time), at the Company’s offices at 131 Front Street, Hamilton HM12, Bermuda, for the following purposes:

(1)	The election of the five directors of Maiden Holdings, Ltd. named in the accompanying Proxy Statement to serve until the 2012 Annual General Meeting of Shareholders;
(2)	The authorization of the election of the four directors of Maiden Insurance Company Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Insurance Company Ltd.;
(3)	The authorization of the election of the five directors of Maiden Global Holdings, Ltd., a wholly owned subsidiary of the Company (“Maiden Global Holdings”), named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Global Holdings, Ltd.;
(4)	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement;
(5)	An advisory, non-binding vote to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation; and
(6)	The appointment of BDO USA, LLP as the Company’s and Maiden Global Holdings’ independent registered public accounting firm, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm, for the 2011 fiscal year.

Our Board of Directors unanimously recommends that you vote “FOR” the nominees in Proposals 1, 2 and 3; “FOR” Proposal 4; “THREE YEARS” in Proposal 5; and “FOR” Proposal 6.

Holders of record of common shares at the close of business on March 15, 2011, the date fixed by our Board of Directors as the record date for the Meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend. On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support. I look forward to seeing you at the Annual General Meeting.

By Order of the Board of Directors,
Arturo M. Raschbaum President and Chief Executive Officer

Hamilton, Bermuda
March 31, 2011

YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting To Be Held on May 4, 2011:

The Proxy Statement and Annual Report to security holders are available at maidenholdings.investorroom.com.

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board of Directors”) for use at the 2011 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) to be held at the Company’s offices, 131 Front Street, Hamilton HM 12, Bermuda, on Wednesday, May 4, 2011, at 3:00 p.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders entitled to vote at the Annual General Meeting on or about March 31, 2011.

Matters to Be Voted Upon

As of March 15, 2011, the only business we expect to be presented at the Annual General Meeting is:

(1)	Election of the five directors of Maiden Holdings named in the accompanying Proxy Statement to serve until the 2012 Annual General Meeting of Shareholders;
(2)	Authorization of the election of the four directors of Maiden Insurance Company Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in this Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	Authorization of the election of the five directors of Maiden Global Holdings, Ltd., a wholly owned subsidiary of the Company (“Maiden Global Holdings”), named in this Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Global Holdings;
(4)	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement;
(5)	An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation; and
(6)	The appointment of BDO USA, LLP as the Company’s and Maiden Global Holdings’ independent registered public accounting firm for the 2011 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2011 fiscal year.

Record Date

The Board has fixed the close of business on March 15, 2011 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual General Meeting.

Outstanding Voting Securities

As of the record date, there were 72,107,197 outstanding common shares entitled to one vote per share.

Voting

Only holders of record of common shares at the close of business on March 15, 2011 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the Meeting.

If I am a shareholder of record of common shares, how do I vote?

If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual General Meeting in the manner you directed. You may also vote your shares in person at the Annual General Meeting. If you are a shareholder of record, you may request a ballot at the Annual General Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from your bank or broker that must be followed for such bank or broker to vote your shares per your instructions. Your bank or broker will not have discretion to vote uninstructed shares on Proposals 1, 2, 3, 4 and 5. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote on Proposals 1, 2, 3, 4 and 5, no votes will be cast on your behalf with respect to such matter (a “broker non-vote”). Your bank or broker will, however, have discretion to vote uninstructed shares on the appointment of BDO USA, LLP and Arthur Morris and Company as the independent auditors of the Company and Maiden Global Holdings, and Maiden Insurance, respectively. Please ensure that you complete the voting instruction card sent by your bank or broker. If your shares are held in street name and you wish to vote in person at the Annual General Meeting, you must obtain a proxy issued in your name from your bank or broker and bring it with you to the Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Corporate Secretary, 131 Front Street, Hamilton HM12, Bermuda, by submitting a later-dated proxy by mail or by voting in person at the Annual General Meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

What constitutes a quorum?

Two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum.

What if a quorum is not represented at the Annual General Meeting?

If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the Meeting is adjourned to a specific date, place and time announced at the Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned Meeting shall be given to each shareholder entitled to attend and vote thereat.

How many votes are required to approve a proposal?

Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” and “Against” the proposal by the holders of the common shares of the Company.

How will my shares be voted and how are votes counted?

All common shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy:

Election of Directors

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Advisory Vote on Executive Compensation

The number of affirmative votes validly cast in favor of the proposal to approve the compensation of our named executive officers must exceed the number of votes cast against the proposal in order to approve, on an advisory basis, the proposal, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.

Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

You may vote to approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers every one, two or three years, or you may abstain from voting. The frequency of holding the advisory vote on the compensation of our named executive officers will be decided by a plurality of the votes validly cast, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.

Ratification of Auditors

With regard to the ratification of the appointment of the independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting.

Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:

(1)	“FOR” the election of the five directors of Maiden Holdings to serve until the 2012 Annual General Meeting;
(2)	“FOR” election of the four directors of Maiden Insurance to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	“FOR” the election of the five directors of Maiden Global Holdings to serve until the next annual general meeting of the shareholders of Maiden Global Holdings;
(4)	“FOR” the approval, on an advisory basis, of executive compensation;
(5)	“FOR” approval, on an advisory basis, of holding the advisory vote on compensation once every three years; and
(6)	“FOR” the appointment of BDO USA, LLP as the Company’s and Maiden Global Holdings’ independent registered public accounting firm for the 2011 fiscal year, and “FOR” the appointment of Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2011 fiscal year.

In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.

A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not constitute, in itself, revocation of a proxy. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

May I see a list of shareholders entitled to vote as of the record date?

A list of registered shareholders as of the close of business on March 15, 2011 will be available for examination by any shareholder during normal business hours through May 3, 2011, at the principal executive offices of the Company, at 131 Front Street, Hamilton HM 12, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares. Ownership percentages are based on 72,107,197 common shares outstanding as of March 15, 2011. We refer to Barry Zyskind, Michael Karfunkel and George Karfunkel as our “Founding Shareholders” in this Proxy Statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind Maiden Holdings, Ltd. 131 Front Street Hamilton HM12 Bermuda	3,598,846	(1)	5.0%
Michael Karfunkel Maiden Holdings, Ltd. 131 Front Street Hamilton HM12 Bermuda	9,992,600	(2)	13.9%
George Karfunkel Maiden Holdings, Ltd. 131 Front Street Hamilton HM12 Bermuda	6,797,030	(3)	9.4%
Kensico Capital Management Corporation 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	4,856,400	(4)	6.7%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,478,183	(5)	6.2%
Robeco Investment Management, Inc. 900 Third Avenue New York, NY 10022	3,852,346	(6)	5.3%

(1)	Based on Form 4/A filed on January 3, 2011.
(2)	Based on Amendment No. 2 to Schedule 13D filed on September 23, 2010, Michael Karfunkel beneficially owns 6,100,470 common shares as follows: (i) 600,000 common shares held directly and (ii) 5,500,470 common shares held indirectly as a trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust. Michael Karfunkel disclaims beneficial ownership of the 3,892,130 common shares that he holds indirectly as a trustee of the Hod Foundation, a charitable foundation organized by Michael Karfunkel.
(3)	Based on Amendment No. 1 to Schedule 13D filed on September 23, 2010, George Karfunkel beneficially owns 6,055,577 common shares as follows: (i) 2,458,547 common shares held directly by George Karfunkel and (ii) 3,597,030 common shares held in equal parts indirectly by the George Karfunkel 2007 Grantor Retained Annuity Trust #1 and the George Karfunkel 2007 Grantor Retained Annuity Trust #2, each of which George Karfunkel is a beneficiary. George Karfunkel disclaims beneficial ownership of the 741,453 common shares that he holds indirectly as a trustee of the Chesed Foundation, a charitable foundation organized by George Karfunkel.
(4)	Based on Amendment No. 2 to Schedule 13G filed on February 14, 2011.
(5)	Based on Amendment No. 2 to Schedule 13G filed on February 14, 2011.
(6)	Based on Schedule 13G filed on February 14, 2011.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 15, 2011. For purposes of the table below, common shares subject to options which are currently exercisable or exercisable within 60 days of March 15, 2011 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner**	Amount & Nature of Beneficial Ownership		Percent of Class(1)
Barry D. Zyskind	3,598,846		5.0%
Arturo M. Raschbaum	414,133	(2)	*
John Marshaleck	103,625	(3)	*
Karen Schmitt	118,875	(3)	*
Patrick J. Haveron	12,500	(4)	*
Ronald M. Judd	0	(5)	*
Lawrence F. Metz	17,500	(6)	*
Simcha G. Lyons	60,505	(7)	*
Raymond M. Neff	324,000	(7)	*
Yehuda L. Neuberger	74,000	(8)	*
Steven H. Nigro	25,000	(7)	*
All executive officers and directors as a group (11 persons)	4,748,984		6.6%

*	Less than one percent.
**	The address of each beneficial owner listed in the table is c/o Maiden Holdings, Ltd., 131 Front Street, Hamilton HM12, Bermuda.
(1)	Based on 72,107,197 common shares outstanding. Includes shares that the beneficial owner has the right to acquire within 60 days of March 15, 2011 upon exercise of share options.
(2)	The amount shown above includes vested options to acquire 208,333 common shares (and excludes options to acquire 125,001 common shares) granted on November 12, 2008. Also includes vested options to acquire 125,000 common shares (and excludes options to acquire 208,333 common shares) granted on November 12, 2009. Also excludes an option to acquire 333,333 common shares granted on November 12, 2010. All of these options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(3)	The amount shown above includes vested options to acquire 65,625 common shares (and excludes options to acquire 84,375 common shares) granted on November 12, 2008, February 24, 2009 and March 4, 2010, which options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(4)	The amount shown above includes vested options to acquire 10,000 common shares (and excludes options to acquire 30,000 common shares) granted to Mr. Haveron on March 4, 2010, which options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(5)	Excludes an option to acquire 50,000 common shares granted on December 1, 2010, which options will vest 33.33% on the first anniversary of the date of grant, 33.33% on the second anniversary of the date of grant and 33.34% on the third anniversary of the date of grant. Also excludes an option to acquire 20,000 common shares granted on December 1, 2010, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(6)	The amount shown above includes vested options to acquire 17,500 common shares (and excludes options to acquire 42,500 common shares) granted on June 1, 2009 and March 4, 2010, which options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.

(7)	The amount shown above includes options to acquire (1) 12,000 common shares granted at the closing of the private offering, which options vested on July 3, 2008; (2) 6,000 common shares granted on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted on June 1, 2009, which options vest on June 1, 2010. Excludes an option to acquire 6,000 common shares granted on June 1, 2010, which options will vest on the first anniversary of the date of grant.
(8)	The amount shown above includes options to acquire (1) 12,000 common shares granted on January 8, 2008, which options vested on January 8, 2009; (2) 6,000 common shares granted on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted on June 1, 2008, which options vested on June 1, 2010. Excludes an option to acquire 6,000 common shares granted on June 1, 2010, which options will vest on the first anniversary of the date of grant.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors. These five directors will be elected at the Annual General Meeting, each to serve for a one-year term until the 2012 Annual General Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Barry D. Zyskind, Simcha G. Lyons, Raymond M. Neff, Yehuda L. Neuberger and Steven H. Nigro for election as directors at the Annual General Meeting. Proxies cannot be voted for more than five director nominees.

Each of the five director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but if any nominee becomes unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES BELOW.

Information About the Nominees

Barry D. Zyskind, 39, has served as non-executive Chairman of our Board of Directors since June 2007. Since 1998, Mr. Zyskind has served as the President, Chief Executive Officer and director of AmTrust Financial Services, Inc. (“AmTrust”), a publicly-traded multinational property and casualty insurer specializing in commercial lines coverage for small to mid-size businesses. Mr. Zyskind is also a director of several of AmTrust’s wholly owned subsidiaries. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel. Mr. Karfunkel is a major shareholder of the Company, as well as the non-executive chairman of the board of directors of AmTrust and the non-executive chairman of the board of directors American Capital Acquisition Corporation (“ACAC”).

In selecting Mr. Zyskind as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Zyskind’s outside board service and business activities, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise and his knowledge of the insurance industry.

Simcha G. Lyons, 64, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm founded by the former Attorney General of the United States, John Ashcroft. In addition, Mr. Lyons has been the chairman of Lyons Global Insurance Services, LLC since 2009. Since 2003, he has also served as chairman of Lyons Global Advisors Ltd., a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri, a family owned business that manufactured cream cheese, sour cream and blue cheese products for the supermarket industry, the food service industry and the food processing industry.

In selecting Mr. Lyons as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Lyons’s outside business activities, including his extensive understanding of governmental and legal affairs and significant executive and finance experience.

Raymond M. Neff, 69, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 1999, Mr. Neff has served as President of Neff & Associates, Inc. and Insurance Home Office Services, LLC. He previously worked at the FCCI Insurance Group from 1986 to 1999, most recently as president and CEO from 1987 to 1999. He was previously

Chairman of the Board of the Florida Workers’ Compensation Joint Underwriting Association. Mr. Neff has held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. Mr. Neff has previously worked at an insurance consulting group, a multi-line insurance agency and the Department of Insurance for the State of Michigan. Mr. Neff received a B.S. degree in Mathematics and Accounting from Central Michigan University in 1963, and an M.A. in Actuarial Science from the University of Michigan in 1965. Mr. Neff is a Member of the American Academy of Actuaries and an Associate of the Society of Actuaries.

In selecting Mr. Neff as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Neff’s deep understanding of the insurance industry, as well as his business activities and significant executive and finance experience.

Yehuda L. Neuberger, 34, has been a member of our Board of Directors since January 2008. Mr. Neuberger currently serves as Executive Vice President for American Stock Transfer & Trust Company, with responsibility for strategic planning and business development. Prior to joining American Stock Transfer in 2001, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger is a graduate of Johns Hopkins University and Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a major shareholder of the Company, as well as a major shareholder and a director of AmTrust.

In selecting Mr. Neuberger as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Neuberger’s business activities and significant executive and finance knowledge. Mr. Neuberger is also a lawyer and has extensive experience as a director of other companies.

Steven H. Nigro, 51, has been a member of our Board of Directors since July 2007, and he currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Nigro has over 25 years of experience in financial services and specializes in corporate and structured finance in the insurance industry. In 2005, he co-founded Pfife Hudson Group, an investment bank specializing in corporate finance, structured finance and asset management with a specialty in the insurance industry. Mr. Nigro previously served as a managing director at Rhodes Financial Group, LLC and Hales & Company, both financial advisory firms catering exclusively to the insurance industry. Prior to joining Hales & Company, he was Chief Financial Officer and Treasurer of Tower Group, Inc., an insurance holding company, where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York.

In selecting Mr. Nigro as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Nigro’s extensive experience in the finance sector and his deep understanding of the insurance industry. Mr. Nigro is also a certified public accountant and an investment banker specializing in the insurance industry.

CORPORATE GOVERNANCE

Board Independence

Messrs. Lyons, Neff and Nigro are “independent” under the rules of the NASDAQ Global Select Market. NASDAQ rules require that a majority of the Board of Directors be independent, and we are in compliance with this requirement. The independent directors held separate executive sessions without senior management on four occasions in 2010, and neither the chairman, chief executive officer nor any member of management, at any level, attend the executive sessions of the independent directors.

Board Meetings and Committees; Attendance at Annual General Meeting

The Board of Directors held four meetings in 2010. Each director attended at least 75% of the aggregate of the total number of meetings held in 2010 of the Board and any committee on which he served. Michael Karfunkel and George Karfunkel, two of our Founding Shareholders, have non-voting observer rights with respect to the Board of Directors. All directors are expected to make every effort to attend the 2011 Annual General Meeting, and each director attended the 2010 Annual General Meeting.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of the NASDAQ Global Select Market.

Audit Committee

We have a separately-designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, performance of our independent auditors and our internal audit function, the establishment and maintenance of proper internal accounting controls and procedures, the treatment of employees’ concerns regarding accounting and auditing matters as reported to our whistleblower hotline, and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, including those with AmTrust, ACAC and our Founding Shareholders, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;
•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;
•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;
•	establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;
•	review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;
•	obtain reports from our management and internal auditors that we and our subsidiaries are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and
•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

Mr. Neff is the chairman of our Audit Committee and the other members are Messrs. Lyons and Nigro. All the members of the Audit Committee are independent both under Securities and Exchange Commission (“SEC”) rules and as that term is defined in the listing standards of the NASDAQ Global Select Market. The Board of Directors has determined that Messrs. Lyons and Nigro are “audit committee financial experts.”

The Audit Committee has adopted a charter, which is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

During 2010, the Audit Committee met four times.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors for the year ended December 31, 2010. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3526 regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The independent auditors and the Company’s internal auditors had full access to the Audit Committee, including meetings without management present as needed.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 14, 2011.

Raymond M. Neff, Chairman
Simcha G. Lyons
Steven H. Nigro

Compensation Committee

The Compensation Committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers;
•	evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;
•	reviewing all related party transactions involving compensatory matters, including those with AmTrust, ACAC and our Founding Shareholders;
•	establishing and administering equity-based compensation under the 2007 Share Incentive Plan (the “Plan”) and any other incentive plans and approving all grants made pursuant to such plans; and
•	making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.

Please refer to the Compensation Discussion and Analysis for additional discussion of our policies and procedures for determining and establishing executive compensation.

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Lyons. All the members of the Compensation Committee are independent both under SEC rules and as that term is defined in the listing standards of the NASDAQ Global Select Market.

The Compensation Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

During 2010, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:

•	establishing the criteria for membership on our Board of Directors;
•	reviewing periodically the structure, size and composition of our Board of Directors and making recommendations to the board as to any necessary adjustments;
•	identifying individuals qualified to become directors for recommendation to our Board of Directors;
•	identifying and recommending for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our Board of Directors;
•	having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;
•	considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our Code of Business Conduct and Ethics, as well as recommending to the board any modifications thereto;
•	considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;
•	developing and recommending to our Board of Directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and
•	exercising oversight of the evaluation of the board, its committees and management.

Mr. Lyons is the chairman of our Nominating and Corporate Governance Committee and the other members are Messrs. Neff and Nigro. All the members of the Nominating and Corporate Governance Committee are independent both under SEC rules and as that term is defined in the listing standards of the NASDAQ Global Select Market.

In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee interprets diversity to include viewpoints, background, expertise, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that the commitment of the Board and the Committee to diversity is demonstrated by the current structure of the Board and the varied skills sets of our directors. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.

The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. In order for an individual recommended by a shareholder to be eligible for election as a director and considered by the Nominating and Corporate Governance Committee for the 2012 Annual General Meeting of Shareholders, the Corporate Secretary must receive the shareholder’s recommendation not earlier than January 4, 2012, nor later than February 3, 2012, as required by our bye-laws.

A shareholder recommending an individual for election as a director must provide the Nominating and Corporate Governance Committee with the candidate’s name, age, principal occupation or employment, background and relationship with the proposing shareholder, share ownership, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Shareholders should send the required information to the Corporate Secretary, 131 Front Street, Hamilton HM 12, Bermuda. The Nominating and Corporate Governance Committee may require further information. Such recommendations must be sent via registered, certified or express mail (or other means that allow the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

On March 1, 2011, the Nominating and Corporate Governance Committee agreed to recommend the present five directors for re-nomination to the Board as well as the present composition of the various committees of the Board.

The Nominating and Corporate Governance Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

During 2010, the Nominating and Corporate Governance Committee met one time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing to the Corporate Secretary, 131 Front Street, Hamilton HM12 Bermuda. A copy of our Code of Business Conduct and Ethics is available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

Communications with the Board of Directors and Audit Committee

Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to The Board of Directors, c/o Chief Financial Officer, Maiden Holdings, Ltd., 131 Front Street, Hamilton HM 12, Bermuda or by calling (441) 298-4900.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2010 to December 31, 2010 all Section 16(a) filing requirements applicable to its Reporting Persons were complied with in a timely manner.

Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established an employee Risk Management Committee (the “RMC”). The members of the RMC include senior executives in the finance, legal, internal audit and IT departments, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President and General Counsel. It also includes senior representatives from our other main operating units in Bermuda and the United States. The RMC oversees the Company’s framework for the identification, assessment, measurement, and reporting of and management exposure to the Company’s risk on an enterprise-wide basis. Starting in March 2010, our Audit Committee receives a quarterly enterprise risk management overview from executive management, and future meetings will have included updates on areas including operational/strategic risk, financial risk, and legal/compliance risk.

The Audit Committee assists the RMC in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures and the steps management has taken to monitor and control such risks, and discusses with our independent auditor the policies governing the process by which senior management and the various units of the Company assess and manage our financial risk exposure and operational/strategic risk.

The Company has separated the positions of Chief Executive Officer and Chairman of the Board. This separation allows the Chief Executive Officer to focus on managing the Company, enhances Board administration and communication, and allows for consistent Board leadership.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Arturo M. Raschbaum	55	President and Chief Executive Officer
John Marshaleck	59	Executive Vice President and Chief Financial Officer
Karen Schmitt	52	President of Maiden Reinsurance Company and President of Maiden Specialty Insurance Company
Patrick J. Haveron	49	Executive Vice President
Ronald M. Judd	47	President, Maiden Global Holdings, Ltd.
Lawrence F. Metz	38	Senior Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers.

Arturo M. Raschbaum, President and Chief Executive Officer, has served in that role since November 2008. Mr. Raschbaum also has been a director of Maiden Insurance since 2009 and a director of Maiden Global Holdings since 2010. From 1994 to 2008, Mr. Raschbaum held several leadership positions with GMAC Insurance Holdings, including president of GMAC Insurance and president of GMAC RE and its predecessors. Mr. Raschbaum holds a BBA from the University of Texas at El Paso and attended the Stanford University Executive Program.

John Marshaleck, Chief Financial Officer, has served in that role since August 2009, and previously served as Chief Operating Officer and Secretary. Mr. Marshaleck also has been a director of Maiden Insurance since 2009 and a director of Maiden Global Holdings since 2010. From 1983 – 2008, Mr. Marshaleck served in several capacities with GMAC RE and its predecessors, including president, chief operating officer and chief financial officer. Mr. Marshaleck holds a BBA from Temple University.

Karen Schmitt, President of Maiden Reinsurance Company and President of Maiden Specialty Insurance Company, has served in those roles since November 2008. From 1999 – 2008, Ms. Schmitt served in various capacities at GMAC RE, including most recently as Chief Operating Officer. Prior to 1999, Ms. Schmitt held positions as Chief Actuary and Senior Vice President at TIG Holdings, Vice President of American Reinsurance, and various positions at Prudential Property and Casualty. Ms. Schmitt holds an M.B.A at the Wharton School of the University of Pennsylvania and a B.S. in Actuarial Science from Lebanon Valley College. She is a Chartered Financial Consultant, a Member of the American Academy of Actuaries, and a Fellow of both the Casualty Actuarial Society and the Canadian Institute of Actuaries.

Patrick J. Haveron, Executive Vice President, has served in that role since 2010 and as President of our wholly owned servicing company Maiden Global Servicing Company, LLC since October 2009. Mr. Haveron also has been a director of Maiden Global Holdings since 2010. From 2004 – 2009, Mr. Haveron was President and Chief Executive Officer of Preserver Group, Inc., a publicly-traded property and casualty insurer, after having served in a variety of financial and executive leadership roles since 1988. Mr. Haveron was also Senior Vice President and Chief Operating Officer of Tower Group, Inc., a publicly-traded property and casualty insurer, from 2007 – 2009 after its acquisition of Preserver in 2007. Mr. Haveron has previously served on the board of governors of the Property Casualty Insurers Association of America and holds a B.S. from the University of Scranton.

Ronald M. Judd, President of Maiden Global Holdings, has served in that role since December 2010. Mr. Judd also has been a director of Maiden Global Holdings since 2010. From 2000 to 2010, Mr. Judd held a variety of leadership positions at GMAC Insurance (GMACI), most recently serving as Executive Vice President — International. Prior to joining GMACI, Mr. Judd spent 10 years at General Motors Corporation, serving in several capacities, including Director of Corporate Risk Financing and as President of GM’s Bermuda-based insurance subsidiary. Mr. Judd holds a B.S. from the University of Utah and an M.B.A. from Brigham Young University.

Lawrence F. Metz, Senior Vice President, General Counsel and Secretary, has served in that role since June 2009. Mr. Metz also has been a director of Maiden Insurance since 2010 and a director of Maiden Global Holdings since 2010. From 2007 – 2009, Mr. Metz served as Vice President, General Counsel —  US Operations and Assistant Secretary of AmTrust. From 2004 – 2007, Mr. Metz served as Vice President, General Counsel and Secretary of Conversion Services International, Inc., a publicly-traded provider of information management and business process optimization solutions. Mr. Metz holds a B.S. from the University of Wisconsin — Madison and a J.D. from Fordham University School of Law, and is a member of the New Jersey State Bar Association and the New York State Bar Association.

COMPENSATION DISCUSSION AND ANALYSIS

The material elements of our compensation philosophy, strategy and plans are discussed below. The Compensation Committee is responsible for establishing, implementing and monitoring our compensation programs, philosophy and objectives.

Overview

At this stage in our history, the objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is competitive, and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of share options and restricted share awards.

On October 31, 2008, we acquired the reinsurance operations of GMAC Insurance from GMACI Holdings, LLC (the “GMAC Acquisition”) With the GMAC Acquisition, we hired Mr. Raschbaum as our President and Chief Executive Officer, Mr. Marshaleck, who now serves as Chief Financial Officer, and Ms. Schmitt, who serves as President of Maiden Reinsurance Company and Maiden Specialty Insurance Company.

On November 30, 2010, we acquired the majority of the reinsurance-related infrastructure, assets and liabilities of U.K.-based GMAC International Insurance Services, Ltd. (the “IIS Acquisition”). With the IIS Acquisition, we hired Mr. Judd as our President of Maiden Global Holdings.

The Company, and separately the Compensation Committee, utilized Mercer, a compensation consultant, in 2010, to (1) assist our review of executive compensation, (2) research competitive long term incentive market data and provide recommendations for a long term plan, and (3) provide competitive research data on pay for chief executive officers and other officers. Compensation decisions, including those relating to the employment agreements to be offered to certain of our named executive officers, will be made by our Compensation Committee. Mr. Raschbaum will be involved in making recommendations to the Compensation Committee regarding the compensation arrangements for other executives. Mercer’s research directly assisted the Compensation Committee to determine fair compensation for the Chief Executive Officer and the other named executive officers.

We have entered into employment agreements with Mr. Raschbaum, Mr. Marshaleck, Ms. Schmitt and Mr. Judd.

Executive Compensation

We believe that the Company’s compensation packages provide a reasonable arrangement of pay elements that align executive incentives with the creation of shareholder value, and bonuses and share option awards that are dependent on, and strictly tied to, the Company’s performance and only paid upon the achievement of business goals and key business metrics. Our executive compensation policy includes the following fixed and variable elements:

Fixed Compensation

Salary.  The base salaries provided to our named executive officers are designed to deliver an annual salary at a level consistent with individual experience, skills and contributions to the Company, and is consistent with levels paid by direct and indirect competitors in the reinsurance marketplace. The Compensation Committee generally establishes executive officer base salaries at base compensation levels consistent with benchmark compensation levels for executives with similar job responsibilities at our peer group companies of Partner Re Ltd., Everest Re Group, Ltd., Transatlantic Holdings, Inc., Aspen Insurance Holdings Ltd., Renaissance Holdings, Ltd., Validus Holdings, Ltd., Platinum Underwriters Holdings, Alterra Capital Holdings, Ltd., Flagstone Reinsurance Holdings SA, and Montpelier Re Holdings. The annual base salary of each of the named executive officers except for Messrs. Haveron and Metz is set in each of their employment agreements and is reviewed on an annual basis. The Compensation Committee determines the CEO’s compensation after consultation with each director on the Board of Directors as well as the Company’s outside compensation consultant, and reviews the recommendations of the CEO concerning the compensation of the other named executive officers and makes determinations with respect thereto. In March 2011, at the recommendation of the CEO, the Compensation Committee raised Mr. Haveron’s salary from $350,000 to $400,000, raised Mr. Metz’s salary from $309,000 to $325,000, and chose to maintain the base salary of Mr. Raschbaum, Mr. Marshaleck, Ms. Schmitt and Mr. Judd at $1,000,000, $600,000, $566,500 and $310,000, respectively.

Benefits.  The Company seeks to provide benefit plans, such as health and welfare programs to provide life, 401(k), health and disability benefits to our employees, in line with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The named executive officers are eligible for the same benefit plans provided to all other employees.

The Company provides certain of our named executive officers with other benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. These benefits are specified in our named executive officers’ employment agreements. Many of these benefits relate to those executives, such as Messrs. Raschbaum and Marshaleck, who reside and/or work in Bermuda and are typical of such benefits provided to expatriates in Bermuda. Examples of these benefits for Bermuda-based expatriates include housing and housing gross up allowances. These benefits are described under “Summary Compensation Table” and “Employment Agreements” below.

Variable Compensation

Summary of Bonus Determinations.  At the beginning of each year, our Compensation Committee sets an aggregate target bonus pool for all employees for the upcoming year, which constitutes the sum of the individual bonuses at target performance for each employee. Individual bonus targets for named executive officers are set by the Compensation Committee and reflect both the judgments of the Compensation Committee and industry benchmarking. For the balance of eligible employees, these targets are established by management using similar benchmarking along with management judgment. The Compensation Committee also sets targets for each of the key company performance metrics that will guide its determination of what percentage of the aggregate target bonus pool it will fund at the end of the year, which ranges from 0% of 200% of the aggregate target depending upon results. The Compensation Committee retains discretion to adjust the performance metrics at the end of the year based on developments in the industry and at the Company. After the year is completed, the Compensation Committee determines the aggregate size of the company bonus pool for the preceding year based on the Company’s performance, and then determines the manner in which the pool will be granted to the named executive officers, based on the methodology described below, which includes discretion to recognize subjective elements of individual performance and contributions.

Our bonus policy awards each named executive officer (except for the chief executive officer whose bonus is determined as described below) for his or her individual contribution to our profits for the fiscal year via our annual incentive pool (“AIP”). The AIP targets are determined by the Compensation Committee and reward the achievement of certain objective measurable company-wide performance metrics, which the Compensation Committee maintains discretion to adjust. We believe that the policy of paying a bonus helps us attract qualified employees and provides an additional incentive for them to join a company with a limited track record.

During 2010, each of the named executive officers in particular were instrumental in the continued integration of GMAC RE (acquired in November 2008) with and into the Company, the IIS Acquisition, as well as development and implementation of the business strategy and the establishment of an effective risk management framework for the combined Company. In addition, the Company’s financial results in 2010 resulted in $69.9 million net income on gross premiums written of $1.30 billion in challenging market conditions, while substantially increasing in the Company’s book value in 2010 per share from $9.62 to $10.40. For these reasons, the Compensation Committee unanimously decided to award annual incentive grants to the named executive officers and all employees within the framework of the Company’s CEO annual incentive award and the AIP.

CEO annual incentive award.  The Compensation Committee determined that the CEO’s target bonus would be contingent on the achievement of objective and subjective standards weighted as follows: 65% of the annual incentive was based on the objective performance metrics established for the corporate AIP. These performance metrics were achieved as described below. The Compensation Committee determined that the Company’s performance in 2010 supported the award of the full portion of the 65% of the CEO’s target bonus tied to objective standards. The remaining 35% of the target bonus was based on a subjective standard via the Compensation Committee’s assessment of the CEO’s critical management and leadership accomplishments. For 2010, the Committee considered the CEO’s effectiveness in developing and implementing:

1.	the Maiden business strategy;
2.	foreign expansion via the IIS Acquisition;
3.	development and implementation of the strategic ACAC Quota Share (as defined below);
4.	the creation of a leadership succession plan;
5.	an effective risk management framework for the Company; and
6.	an effective working relationship with the Board of Directors and shareholders.

Based on the Committee’s review and discussion with the Company’s outside compensation consultant and internal parties (including the Chairman of the Board), the Committee unanimously agreed that the CEO’s performance supported the awarding of the remaining 35% of the CEO’s target bonus in 2010 attributable to subjective factors.

To confirm its conclusions, the Committee requested and received a top level benchmarking analysis of CEO compensation from its outside compensation consultant, focusing in particular on other Bermuda reinsurance companies. Such analysis concluded that Mr. Raschbaum’s compensation was within the range of cash compensation to similarly situated CEOs. As a result of the foregoing accomplishments in 2010, in particular to increase the value of the Company, Mr. Raschbaum, who was targeted to receive 100% of his base compensation, was granted an annual incentive grant of 120% of his base compensation by the Committee, or $1,200,000.

Annual incentive pool.  The AIP is designed to reward our employees, including our non-CEO named executive officers, based on achieving targets in the four performance areas:

•	targeted return on equity,
•	achievement of combined ratio objectives,
•	growth in written premium, and
•	controlling expenses.

All of our employees are eligible to earn annual incentive compensation. Our annual incentive compensation is paid in February or March for the prior year’s performance, and approval by the Compensation Committee is required. An aggregate bonus pool target is established each year, based on the sum of all of the individual employee target bonus amounts. Employee targeted bonus amounts are determined by the employee’s position and benchmarked with other reinsurance companies’ positions based on information from various independent annual surveys and services.

The actual amount of the annual incentive pool is determined by the Compensation Committee and was based in fiscal 2010 on achieving the following performance metrics: return on equity (40% of the annual incentive calculation), combined ratio target (30%), revenue growth (20%) and operating expense targets (10%). The Compensation Committee maintains discretion to modify the performance metrics based on developments in the industry, in the market and the Company during the year. At a performance level of 75% of the target performance metrics, 50% of the targeted annual incentive pool would be awarded. For performance levels below the 75% performance level, no annual incentive compensation would be paid. For performance levels at 150% and above target performance, the annual incentive bonus pool would be capped at 200% of the targeted annual incentive pool.

Return on equity.  Return on equity (or ROE) as a measure of performance is highly correlated to market value and ultimately the creation of shareholder value. As a measurement, it is a proxy for the relationship between net income and the book value of the Company. The Board in consultation with the CEO establishes annual bonus target levels that are consistent with the objective of ultimately achieving a medium term goal of 15% annual ROE. For 2010, toward that objective, the Compensation Committee established the ROE target at 13.5%.

Combined ratio.  Underwriting profit is a critical component of operating performance and the combined ratio reflects the margin by which insurance earned revenues exceed operating costs and reinsured losses. The Company utilizes this metric to evaluate its underwriting effectiveness at a contract and aggregate portfolio basis. This metric is also measured at the underwriting team level and ultimately impacts individual compensation. For Maiden, the group’s target metric is a 96% or lower combined ratio.

Revenue growth rate.  While the reinsurance sector is a mature market with pronounced underwriting cycles that reflect the competitive nature of the market, over time, Maiden management believes that its competitive advantages should enable the Company to grow at a level in excess of the broader industry growth trends. While this metric is an important measure of the effectiveness of the Company’s business model and market acceptance, it receives a significantly lower weighting that ROE and combined ratio in recognition of the fact that in a cyclically mature market, competition in the reinsurance sector may at times reach a level where growth opportunities at acceptable margins are limited.

Operating expense.  Reflecting the mature market dynamics of the reinsurance sector, a critical element of Maiden’s business model is operating efficiency. Maiden targets the maintenance of operating expense relativities (operating expenses measured against net earned premium) within the most efficient quartile among industry participants of operating efficiency on an annual basis. It is believed that loss costs being equal, the relative operational efficiency of Maiden can further differentiate the Company in both profit margin and cost competitiveness. The Board of Directors establishes this metric on an annual basis based on the business plan developed by management.

The targets for the 2010 fiscal year, adopted by the Compensation Committee in March 2010, were a 13.5% return on equity, 96% combined ratio, 10% revenue growth and an achievement of targeted operating expense levels of 4%. The following chart compares the target and the actual figures attained by the Company and the resulting aggregate employee bonus pool funded in fiscal 2010:

Business Performance Metric	Weight	2010 Target	2010 Actual	2010 AIP Payout %
Return On Equity	40%	13.5%	10.7%	26.17%
Combined Ratio	30%	96%	96.9%	18.75%
Revenue Growth*	20%	10%	19.5%	30.00%
Operating Expenses	10%	4%	3.5%	12.08%
Total				87.00%

*	Revenue growth calculation based on calculating (2010 total premium minus 2009 total premium)/2009 total premium = 19%

As a result, each individual employee’s bonus will be paid out at 87.00%. The aggregate bonus pool maximum target (not including the CEO) established for the 2010 fiscal year was accrued for in the Company’s fiscal 2010 financial statements. For employees other than the named executive officers, executive management has discretion to determine the actual incentive compensation paid, which can range from 0% to 200% of the employees’ targeted annual incentive compensation based on the employees’ individual performance for the year. The total annual incentive compensation paid cannot exceed the aggregate pool approved by the Compensation Committee.

The Compensation Committee determines the actual annual incentive compensation for the named executive officers based on the performance metrics used to determine the annual incentive compensation pool and their individual contribution to achieving the performance metrics. The Committee relied upon the benchmarking survey from our outside compensation consultant, as well as the recommendations from the entire Board of Directors and the chief executive officer, when determining and approving the targeted annual incentive grants of the non-CEO named executive officers. Such targeted annual incentive grants are a percentage of base salary. The Compensation Committee considered the following specific factors, among others, when considering the annual incentive awards to the non-CEO named executive officers:

•	benchmarking of similarly situated officers in the peer group described above;
•	the successful completion of the IIS Acquisition;
•	strategic support of business objectives, such as the implementation of the ACAC Quota Share;
•	strengthening of the Sarbanes-Oxley and GAAP compliance activities;
•	maintaining active client interaction and support;
•	progress in expanding the underwriting portfolio and maintaining strong underwriting performance;
•	successfully advancing the Standard & Poor’s (“S&P”) rating initiative;
•	efforts to strengthen the Company’s finance and accounting capabilities, procedures and processes; and
•	leading the enterprise risk management effort and Sarbanes-Oxley certification.

The Compensation Committee determined that Mr. Marshaleck contributed to these factors with strong performance in actively providing direction and support across the organization, active engagement in all of the most critical decisions of the Company, progress in strengthening the technical finance staff, successfully advancing the S&P rating initiative, improved business forecasting and performance modeling activity, leading the finance M&A function for the IIS Acquisition, strengthening investor communication skills and interaction, continued support of critical client relationships, initiating Solvency II preparedness activity, and enhancing the finance staff interaction with the investment manager.

The Compensation Committee determined that Ms. Schmitt contributed to these factors by using her experience to keep the U.S. operations focused on achieving performance targets and delivering value to clients despite a challenging year for the U.S. operations in terms of revenue growth, maintaining disciplined underwriting activity and exceeding targeted underwriting performance for 2010, actively supporting and participating in the S&P rating diligence, enhancing marketing efforts across functional and team activities to strengthen transaction deal flow, expanding and enhancing client involvement and interaction to strengthen core client relationships, reducing overall portfolio catastrophe aggregates without sacrificing revenue and profitability, and providing overall strong leadership to the U.S. operations.

The Compensation Committee determined that Mr. Haveron contributed to these factors by becoming a highly valued leader driving a high level of performance accountability across his team, actively providing meaningful strategic input to leadership, active engagement in virtually all the most important initiatives throughout the Company, maintaining primary contact and interaction with S&P as part of the Company’s efforts in obtaining an investment grade rating, developed strong relationship with key rating agency analysts and leadership, drove most of the important tactical elements of the IIS Acquisition including diligence, pre-acquisition planning, post-acquisition structure and post-acquisition integration, continued development and enhancement of Maiden’s enterprise risk management framework, and enhanced the Company’s relationship with the investment manager while developing a very active oversight role in the management and implementation of investment committee guidelines and investment decision.

The Compensation Committee determined that Mr. Metz contributed to these factors by expanding his knowledge of Maiden’s business activities, the reinsurance section and the U.S. regulatory environment, proactively and diligently ensuring that Maiden is compliant with legal and regulatory requirements, strengthening SEC compliance activities and meeting key filing deadlines, effectively leading the due diligence for the IIS Acquisition, creating a robust insurance regulatory compliance function, and providing active support and counsel to the Board of Directors.

Based on the foregoing and the CEO’s overall assessment of their performance, and considering that each grant was at 87% per the explanation above, (1) Mr. Marshaleck, who was targeted to receive 100% of his base compensation, was granted an annual incentive grant of 100% of his base compensation, or $522,000; (2) Ms. Schmitt, who was targeted to receive 75% of her base compensation, was granted an annual incentive grant of 67.5% of her base compensation, or $332,677; (3) Mr. Haveron, who was targeted to receive 55% of his base compensation, was granted an incentive grant of 60.5% of his base compensation, or $184,223; and (4) Mr. Metz, who was targeted to receive 40% of his base compensation, was granted an incentive grant of 40% of his base compensation, or $107,532.

In March 2011, based on the aforementioned accomplishments of the Company in 2010 and the other factors described above, the Compensation Committee authorized the funding of the annual incentive compensation pool for 2010 at 87% for all employees. Further in March 2011, the Compensation Committee unanimously approved the metrics for the 2011 AIP, which are the same as 2010 with one exception: the ROE target was altered to 13%, which is consistent with other similarly situated reinsurance companies, as well as for other reasons (i.e. changes in the operating environment, the current investment yield environment and maintaining a conservative investment portfolio).

A structural change to the 2011 AIP will be that company-wide individual awards will include a local unit component that will represent 50% of the targeted individual award, with the local units comprising of the U.S. operations, Maiden Insurance and the operations from the IIS Acquisition. Named executive officers will still be awarded solely on the corporate result level with the exception of Ms. Schmitt and Mr. Judd.

Long-Term Incentive Compensation.  We believe that the use of common shares and share-based awards offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer’s compensation to the performance of our common shares. We intend to increase our emphasis on long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. While we intend to in the future, we have not as of yet adopted share ownership guidelines for our named executive officers. Long-term incentive compensation, which potentially expires in the event of the departure of an executive from the employ of the Company, has the ability to retain valuable executive talent within the organization. Through the date of this Proxy Statement, the amended 2007 Share Incentive Plan provided the principal method for our named executive officers to acquire equity interests in the Company. Since the Company’s inception in 2007, the Compensation Committee has utilized only share option grants to provide the principal method for our named executive officers to acquire equity interests in the Company.

Implementation of Long Term Incentive Plan.  In March 2011, the Compensation Committee approved the formation of a long term incentive program under our 2007 Share Incentive Plan with the assistance of our compensation consultant. The objective of the Compensation Committee was to replace the annual option award with performance-based restricted share units in order to link compensation to performance relative to specific criteria, as well as stock price. The plan design process included objective review and recommendations from our compensation consultant, which utilized industry survey data and proxy details to establish benchmark compensation levels. Compensation levels are targeted at median, but factors such as experience, time in position, comparability of responsibility levels and historical compensation levels were used to adjust the benchmarks. For each grant, performance will be measured over a three-year performance period with 100% vesting at the end of a three year period assuming performance criteria have been met. Based on the recommendation of the compensation consultant, the initial grant will have a vesting period of two years as a transition to the new program, and all subsequent grants will have a vesting period of three years. The relative cost is similar to the historical level of option awards issued in 2008. This will initially include the non-CEO named executive officers. The CEO received his final contractual option grant in November 2010, and it is intended that beginning in 2012, the Compensation Committee will implement a performance-based restricted share award plan for the CEO.

It is intended that long term incentive compensation will be delivered each March for the prior year’s performance and is based upon the Compensation Committee’s evaluation of the Company’s performance and each executive’s individual performance in the prior year. Performance criteria will be based on the core business objectives of 15% ROE, 96% combined ratio, growth rate of 10% and expenses relativities at budgeted levels, though the initial two year ROE threshold shall be 13.5%. The long term incentive compensation opportunity for each participant will be determined based upon a set percentage of that employee’s base salary as of the end of the year in which the long term incentive compensation is awarded. The closing price on Nasdaq of our common shares on the date of grant will be used to determine the number of restricted share units issued. The long term incentive compensation awarded to the named executive officers will be (1) $390,000 of restricted share units for Mr. Marshaleck (65% of his 2010 base salary), (2) $311,575 of restricted share units for Ms. Schmitt (55% of her 2010 base salary), (3) $175,000 of restricted share units for Mr. Haveron (50% of his 2010 base salary), (4) $250,000 of restricted share units for Mr. Judd (60% of his 2010 base salary plus cost of living allowance), and (5) $123,600 of restricted share units for Mr. Metz (40% of his 2010 base salary).

2007 Share Incentive Plan.  We believe share options align employee incentives with shareholders because options have value only if the share price increases over time. The Plan is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive share options, non-qualified share options and restricted share awards to our employees, officers, directors and consultants. Our Compensation Committee oversees the administration of the Plan. 10,000,000 or our common shares are reserved for issuance under the Plan, of which no more than 2,500,000 (25% of the total number of shares currently authorized for issuance under the Plan) may be used for restricted share awards. As described above, the Compensation Committee intends to make grants of restricted shares in 2011 to our named executive officers and other senior managers but has not done so at this time. As of March 15, 2011, we have awarded share options to purchase 3,155,579 outstanding shares in the aggregate to our senior executives, non-employee directors, employees and other persons. The Compensation Committee awards share options based on its evaluation of an individual’s contribution to the Company’s overall success.

As for the named executive officers, Mr. Raschbaum, as required by his employment agreement, was granted 333,334 options in November 2008, 333,333 options in November 2009 and 333,333 options in November 2010. Mr. Marshaleck was granted 25,000 options in November 2008, 75,000 options in February 2009 and 50,000 options in March 2010. Ms. Schmitt was granted 25,000 options in November 2008, 75,000 options in February 2009 and 50,000 options in March 2010. Mr. Haveron was granted 40,000 options in March 2010. Mr. Judd was granted 50,000 options and 20,000 options in December 2010. Mr. Metz was granted 10,000 options in June 2009 and 50,000 options in March 2010. The options granted to Mr. Raschbaum, Mr. Marshaleck, Ms. Schmitt, Mr. Haveron, Mr. Judd and Mr. Metz, along with the rest of the employees, are at the complete discretion of the Compensation Committee.

Retirement Plan.  We do not provide either a qualified or non-qualified pension plan for our named executive officers. However, it is intended that all of our employees will be eligible to participate in pension plans which have been or will be established on their behalf.

Change in Control and Severance Arrangements.  We do not maintain change in control agreements with any of our named executive officers. We do not provide any other severance benefits, other than as may be provided from time to time in an executive’s employment agreement. Currently, none of the employment agreements with our named executive officers provide for change in control or severance payments.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We maintain health and welfare programs to provide life, 401(k), health and disability benefits to our employees. Our named executive officers participate in these plans on the same terms as other employees. Under the terms of the employment agreements, we reimburse Mr. Raschbaum, Mr. Marshaleck, Ms. Schmitt and Mr. Judd for reasonable travel and out-of-pocket expenses that they incur in the performance of their functions, duties and responsibilities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with executive management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Steven H. Nigro, Chairman
Simcha G. Lyons
Raymond M. Neff

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation		Total
Arturo M. Raschbaum President and Chief Executive Officer	2010	$1,000,000	$1,200,000	833,333	215,806	(3)	3,249,139
	2009	$1,000,000	$1,000,000	803,333	136,887	(3)	2,940,220
	2008	$134,615	$—	273,334	1,008,450	(4)	1,416,399
John Marshaleck Chief Financial Officer	2010	$600,000	$522,000	121,000	$215,576	(3)	$1,458,576
	2009	$600,000	600,000	61,500	127,537	(3)	1,389,037
	2008	$92,308	$52,360	20,500	$3,443	(5)	168,611
Karen Schmitt President of Major U.S. Subsidiaries	2010	$566,500	$332,677	121,000	$14,400	(5)	$1,034,577
	2009	$550,000	$433,125	61,500	$13,620	(5)	1,058,245
				20,500
Patrick J. Haveron Executive Vice President	2010	$350,000	$184,223	96,800	$22,400	(5)	$653,423
	2009	$79,500	$50,000	—	$4,905	(6)	134,405
Lawrence F. Metz Senior Vice President, General Counsel and Secretary	2010	$309,000	$107,532	121,000	$14,400	(5)	$551,932

(1)	Amount shown reflects bonus payments accrued for in the relevant year and actually paid in March of the following year.
(2)	Represents the aggregate grant date fair value of option awards held by the named executive officer determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” (“ASC 718”), using the assumptions described in Notes 15, 15 and 13 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the years 2010, 2009 and 2008, respectively.
(3)	Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, and medical, dental and life insurance.
(4)	Amount shown reflects payments intended to compensate Mr. Raschbaum for the loss of certain forfeited variable compensation and benefit payments resulting from the GMAC Acquisition, as well as medical and life insurance and car payments.
(5)	Amount shown reflects payments related to life insurance and a car allowance.
(6)	Mr. Haveron joined the Company in September 2009. Amount shown reflects payments related to life insurance and a car allowance.

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards(1)
Arturo M. Raschbaum	November 12, 2010	333,333	$7.85	$833,333
John Marshaleck	March 4, 2010	50,000	$7.25	$121,000
Karen Schmitt	March 4, 2010	50,000	$7.25	$121,000
Patrick J. Haveron	March 4, 2010	40,000	$7.25	$98,600
Ronald M. Judd	December 1, 2010	50,000	$7.53	$125,000
Ronald M. Judd	December 1, 2010	20,000	$7.53	$50,800
Lawrence F. Metz	March 4, 2010	50,000	$7.25	$121,000

(1)	These awards were made under the 2007 Share Incentive Plan. The values of the share options granted on March 4, 2010, November 12, 2010 and December 1, 2010 were based on a projected Black-Scholes value of $2.42 per share, $2.42 per share and $2.50 per share, respectively.

Employment Agreements

Below is a summary of the employment agreements we have entered into with certain of our named executive officers. We do not currently maintain key man life insurance policies with respect to any of our senior management.

Arturo M. Raschbaum

We have entered into an employment agreement with Mr. Raschbaum under which he has agreed to serve as our President and Chief Executive Officer. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Raschbaum’s annual base salary is $1,000,000, which is subject to annual review by the Board of Directors.

Under his employment agreement, we are able to terminate Mr. Raschbaum’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Raschbaum after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Raschbaum has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Raschbaum also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

John Marshaleck

We have entered into an employment agreement with Mr. Marshaleck under which he originally agreed to serve as the President of our subsidiary Maiden Reinsurance Company. Mr. Marshaleck has subsequently relinquished that role and is now our Chief Financial Officer. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Marshaleck’s annual base salary is $600,000, which is subject to annual review by the Chief Executive Officer and the Compensation Committee.

Under his employment agreement, we are able to terminate Mr. Marshaleck’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Marshaleck after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Marshaleck has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Marshaleck also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Karen Schmitt

We have entered into an employment agreement with Ms. Schmitt under which she has agreed to serve as the President of our subsidiaries Maiden Reinsurance Company and Maiden Specialty Insurance Company. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or her intention not to renew the employment agreement. After receiving a 3% raise in March 2010, Ms. Schmitt’s annual base salary is $566,500, which is subject to annual review by the Chief Executive Officer and the Compensation Committee.

Under her employment agreement, we are able to terminate Ms. Schmitt’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Ms. Schmitt after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action, omission or course of conduct was in our best interests.

Under her employment agreement, Ms. Schmitt has agreed to keep confidential all information regarding the Company that she receives during the term of her employment and thereafter. Ms. Schmitt also agreed that during her employment and for a three-year period beginning upon termination of her employment she will not solicit any of our customers with whom she had dealings or senior employees or solicit any entity that she knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Ronald M. Judd

We have entered into an employment agreement with Mr. Judd under which he agreed to serve as the President of Maiden Global Holdings in the U.K. The term of the employment agreement will end on November 30, 2013 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Judd’s annual base salary is $310,000, which is subject to annual review by the Chief Executive Officer and the

Compensation Committee. Mr. Judd also receives an annual international assignment premium of 10% of base salary grossed up for taxes and a cost of living allowance grossed up for taxes.

Under his employment agreement, we are able to terminate Mr. Judd’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Judd after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Judd has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Judd also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he know has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table sets forth the options held by the named executive officers as of December 31, 2010 (there were no restricted share awards as of December 31, 2010):

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Arturo M. Raschbaum	166,667	166,667	—	$3.28	11/12/2018
	83,333	250,000	—	$7.25	11/12/2019
	—	333,333	—	$7.85	11/12/2020
John Marshaleck	12,500	12,500	—	$3.28	11/12/2018
	32,812	42,188	—	$4.45	2/24/2019
	—	50,000	—	$7.25	3/3/2020
Karen Schmitt	12,500	12,500	—	$3.28	11/12/2018
	32,812	42,188	—	$4.45	2/24/2019
	—	50,000	—	$7.25	3/3/2020
Patrick J. Haveron	—	40,000	—	$—	3/3/2020
Ronald M. Judd	—	50,000	—	$7.53	11/30/2020
	—	20,000	—	$7.53	11/30/2020
Lawrence F. Metz	3,750	6,250	—	$5.11	5/31/2019
	—	50,000	—	$7.25	3/3/2020

(1)	Under the 2007 Share Incentive Plan, 25% of the options will become exercisable on the first anniversary of the grant, with an additional 6.25% of the options vesting each quarter thereafter based on the executive’s continued employment over a four-year period. The exception to this is Mr. Judd’s grant of 50,000 options, of which 33.33% will become exercisable on the first anniversary of grant, 33.33% will become exercisable on the second anniversary of grant, and 33.34% will become exercisable on the third anniversary of grant.

None of our named executive officers exercised any options in 2010.

DIRECTOR COMPENSATION FOR 2010

We pay an annual retainer of $55,000 to each non-employee director of the Company. In addition, each non-employee director receives a fee of $2,000 for each meeting of the Board of Directors attended in person. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the board chaired. Each non-employee director receives a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors on which he or she sits. We also reimburse our directors for reasonable expenses they incur in attending meetings of the Board of Directors or committees. Directors may also be eligible in the future for awards under the 2007 Share Incentive Plan. A director does not receive a fee for any Board of Directors meeting or committee meeting he or she does not attend in person or for any committee meeting he or she attends as a non-committee member. Employee directors receive no compensation for service on the Board of Directors or any board committee.

At the closing of the private offering in 2007, each non-employee director received an initial grant of 12,000 options under the Plan described above, to purchase our common shares with an exercise price equal to $10.00 per share, which the Board of Directors determined to be the fair market value of our shares on the date of grant based on the share price of our private offering, which closed on that date. On January 8, 2008, the date Mr. Neuberger joined our Board of Directors, Mr. Neuberger received a grant of 12,000 options under the Plan to purchase our common shares with an exercise price equal to $10.00 per share. Each director received a grant of 6,000 options in June 2008, a grant of 6,000 options in June 2009, and a grant of 6,000 options in June 2010. These options will vest on the first anniversary of the grant. In the future, on or around June 1 of each year, each non-employee director will receive an annual grant of 6,000 options to purchase our common shares with an exercise price equal to the fair market value on the grant date, which will vest on the first anniversary of the grant.

Mr. Zyskind has never accepted a retainer, any Board of Directors or committee fees or any options for his service as Chairman of our Board of Directors.

The following table provides the amount of compensation paid to the non-employee directors of the Company for 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Barry D. Zyskind	—	—	—
Raymond M. Neff	75,000	9,000	84,000
Simcha Lyons	78,000	9,000	87,000
Yehuda L. Neuberger	59,000	9,000	68,000
Steven H. Nigro	81,000	9,000	90,000

(1)	The amounts represent annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee and fees for attendance at board meetings and, as applicable, committee meetings.
(2)	Represents the aggregate grant date fair value of option awards held by the director determined in accordance with ASC 718, using the assumptions described in Notes 15, 15 and 13 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the years 2010, 2009 and 2008, respectively.

(3)	The following table represents options awarded in 2010 and outstanding at December 31, 2010 for each director:

Name	Options Awarded	Options Outstanding at December 31, 2010
Barry D. Zyskind	0	0
Raymond M. Neff	6,000	30,000
Simcha Lyons	6,000	30,000
Yehuda L. Neuberger	6,000	30,000
Steven H. Nigro	6,000	30,000

All options granted in 2010 will vest on the first anniversary of June 1, 2011, the date of grant.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,155,579	$6.42	6,844,421
Equity compensation plans not approved by security holders	—	—	—
Total	3,155,579	$6.42	6,844,421

Compensation Committee Interlocks and Insider Participation

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Lyons and Neff. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2010 requiring disclosure under Item 404 of Regulation S-K.

During 2010:

•	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;
•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and
•	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Maiden Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founding Shareholders and Related Agreements

We were formed in June 2007. In connection with our formation and capitalization, we issued 7,800,000 of our common shares, then representing 100% of our outstanding common shares, and warrants to acquire 4,050,000 common shares, to our Founding Shareholders in consideration of their collective investment of $50 million. In addition, certain trusts controlled by George Karfunkel and Michael Karfunkel acquired an aggregate of 7,155,000 common shares in the Trust Preferred Securities financing completed on January 20, 2009. Pursuant to Warrant Exchange Agreements with each of the Founding Shareholders, ten-year warrants to purchase 4,050,000 common shares issued in June 2007 to the Founding Shareholders with an exercise price of $10.00 per share were exchanged for an aggregate of 1,800,000 common shares in September 2010; the common shares issued in exchange for the warrants will be subject to a three-year lockup pursuant to Lockup Agreements with each of the Founding Shareholders expiring on September 20, 2013. The common shares issued to Michael Karfunkel and George Karfunkel in exchange for the warrants will not be registered under the Securities Act of 1933, while Barry Zyskind’s common shares were issued pursuant to the 2007 Share Incentive Plan. The shares held or controlled by the Founding Shareholders represent approximately 28.3% of our outstanding common shares as of March 15, 2011.

Michael Karfunkel is the non-executive chairman of the board of AmTrust, George Karfunkel is a director of AmTrust, and Barry Zyskind is the president, chief executive officer and director of AmTrust. The Founding Shareholders own or control approximately 59% of the outstanding shares of AmTrust. In addition, the Michael Karfunkel 2005 Grantor Retained Annuity Trust, which is controlled by Michael Karfunkel, currently owns 72.4% of the issued and outstanding common stock of ACAC, Michael Karfunkel currently owns 27.6% of ACAC’s issued and outstanding common stock, and AmTrust owns preferred shares convertible into 21.25% of the issued and outstanding common stock of ACAC (see below for a description of our common business arrangements with AmTrust and ACAC). Michael Karfunkel is the non-executive chairman of the board of directors of ACAC.

Our Arrangements with AmTrust and Its Subsidiaries

Master Agreement and Quota Share Agreement

In July 2007, we entered into a master agreement, as amended, by which Maiden Insurance and AmTrust’s Bermuda affiliate, AmTrust International Insurance, Ltd. (“AII”), entered into a quota share reinsurance agreement (the “AmTrust Quota Share”), as amended, by which AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by AmTrust’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust’s U.K. insurance subsidiary AmTrust Europe, Ltd., net of commissions) and 40% of losses with respect to the AmTrust’s current lines of business, excluding personal lines reinsurance business, certain specialty property and casualty lines written in AmTrust’s Specialty Risk and Extended Warranty segment, which Maiden Insurance was offered but declined to reinsure, and risks for which the AmTrust Ceding Insurers’ net retention exceeds $5,000,000 which we have not expressly agreed to assume (“Covered Business”). Effective January 1, 2010, we agreed to assume our proportionate share of AmTrust’s workers’ compensation exposure, and shared the benefit of the 2010 excess reinsurance protection.

AmTrust also has agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company that writes Covered Business in which AmTrust acquires a majority interest to the extent required to enable AII to cede to Maiden Insurance 40% of the premiums and losses related to such Covered Business.

The AmTrust Quota Share, as amended, further provides that we pay AII a ceding commission of 31% of ceded written premiums with respect to Covered Business, except retail commercial package business, for which the ceding commission is 34.375%. The AmTrust Quota Share, which had an initial term of three years, has been renewed for a successive three year term effective July 1, 2010 and will automatically renew for successive three year terms, unless either Maiden Insurance or AII notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of Maiden Insurance or AII, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

The AmTrust Quota Share requires that we provide to AII sufficient collateral to secure its proportional share of AII’s obligations to the U.S. AmTrust Ceding Insurers. AII is required to return to Maiden Insurance any assets of Maiden Insurance in excess of the amount required to secure its proportional share of AII’s collateral requirements, subject to certain deductions. In order to secure its proportional share of AII’s obligation to the AmTrust Ceding Insurers domiciled in the U.S., AII currently holds a collateral loan with Maiden Insurance in the amount of approximately $167,975,000. Effective December 1, 2008, AII and Maiden Insurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Insurance is required to provide AII the assets required to secure Maiden’s proportional share of the Company’s obligations to its U.S. subsidiaries. The amount of this collateral as of December 31, 2010 was approximately $358,621,000. We retain ownership of approximately $358,621,000, which is deposited in reinsurance trust accounts.

We recorded approximately $139,092,000 and approximately $110,838,000 of ceding commissions for the years ended December 31, 2010 and 2009, respectively, as a result of this transaction.

Note Payable

In conjunction with the AmTrust Quota Share, we entered into a loan agreement with AII during the fourth quarter of 2007, whereby we agreed to lend to AII from time to time the amount of the obligation of the AmTrust Ceding Insurers that AII is obligated to secure, not to exceed an amount equal to Maiden Insurance’s proportionate share of such obligations to such AmTrust Ceding Insurers in accordance with the AmTrust Quota Share. AII is required to deposit all proceeds from the advances into a sub-account of each trust account that has been established for each AmTrust Ceding Insurer. To the extent of the loans, we are discharged from providing security for its proportionate share of the obligations as contemplated by the AmTrust Quota Share. If an AmTrust Ceding Insurer withdraws loan proceeds from the trust account for the purpose of reimbursing such AmTrust Ceding Insurer for an ultimate net loss, the outstanding principal balance of the loan shall be reduced by the amount of such withdrawal. The loan agreement was amended in February 2008 to provide for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Each advance under the loan is secured by a promissory note. Advances totaled approximately $167,975,000 as of December 31, 2010.

Reinsurance Brokerage Agreement

Effective July 2007, we have entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party. We recorded approximately $5,564,000 and approximately $4,399,000 of reinsurance brokerage expense for the years ended December 31, 2010 and 2009, respectively.

Asset Management Agreement

Effective July 2007, we have entered into an asset management agreement with All Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Insurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.20% if the average value of the account is less than $1 billion and 0.15% if the average value of the account is greater than $1 billion. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party. We recorded approximately $2,643,000 and approximately $2,480,000 of investment management fees for the years ended December 31, 2010 and 2009, respectively.

Other AmTrust-related Reinsurance Agreements

Between January 1, 2008 and January 1, 2010, we were a 45% participating reinsurer in the first layer of AmTrust’s workers’ compensation excess of loss program, which provided coverage in the amount of $9,000,000 per occurrence in excess of $1,000,000, subject to an annual aggregate deductible of $1,250,000. From January 1, 2008 through June 30, 2009, we were one of two participating reinsurers in the layer and participated on the same market terms and conditions as the other participant. Effective July 1, 2009, the other participant’s participation in the layer was terminated, but we continued to assume 45% of the layer on the existing terms and conditions through the end of the term on January 1, 2010.

As of January 1, 2008, Maiden Insurance had a participation in a $4,000,000 in excess of $1,000,000 specialty transportation program written by AmTrust. For calendar year 2008, Maiden Insurance’s participation was 50% and for calendar year 2009, Maiden Insurance’s participation was 30%. This program provided primarily commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators. The participations were sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Several other broker market reinsurers hold the other 50% participation for 2008 and 70% participation for 2009. The agreement terminated January 1, 2010.

Effective September 1, 2010, Maiden Specialty Insurance Company (“Maiden Specialty”) entered into a 90% quota share reinsurance agreement with Technology Insurance Company, a wholly owned subsidiary of AmTrust (“TIC”), by which TIC assumes 90% of premiums and losses with respect to certain surplus lines programs written by Maiden Specialty on behalf of AmTrust (the “Surplus Lines Facility”). The Surplus Lines Facility enables AmTrust to write business on a surplus lines basis throughout the United States, which it cannot, at present, do through its insurance subsidiaries. Currently, AmTrust is utilizing the Surplus Lines Facility for one program for which Maiden Specialty receives a five percent ceding commission on all premiums ceded by Maiden Specialty to TIC. The Surplus Lines Facility shall remain continuously in force until terminated. We did not enter into any material transactions related to this agreement during the year ended December 31, 2010.

Effective September 1, 2010, Maiden Reinsurance Company entered into a reinsurance agreement with Security National Insurance Company (“SNIC”), a subsidiary of AmTrust. Under the agreement, SNIC will cede 80% of the gross liabilities produced under the Southern General Agency program to the Company. The agreement provides SNIC with a 5% commission of ceded written premiums. The reinsurance agreement has a term of one year. We did not enter into any material transactions related to this agreement during the year ended December 31, 2010.

IGI Brokerage Services Agreements

Effective April 1, 2008, we entered into separate brokerage services agreements with IGI Intermediaries Limited and IGI Inc. (collectively “IGI”), both subsidiaries of AmTrust. Pursuant to the brokerage services agreements, IGI provides marketing services to us, including marketing material to potential policyholders, market information on new trends and business opportunities, and referring new brokers and potential policyholders. A fee equal to IGI’s costs in providing such services plus 8% is payable in consideration of IGI’s marketing services. We recorded approximately $88,000 and approximately $199,000 as expense, which is included in commission and other acquisition expenses, for the years ended December 31, 2010 and 2009, respectively.

Our Quota Share Agreement with ACAC

Maiden Insurance, effective March 1, 2010, has a 50% participation and reinsures 25% of the net premiums of the GMAC personal lines business acquired by ACAC, pursuant to a 50% quota share reinsurance agreement (“ACAC Quota Share”) with the GMAC personal lines insurance companies, as cedents, and Maiden Insurance, American Capital Partners Re, Ltd. (formerly known as MK Re, Ltd.), a Bermuda reinsurer which is a wholly-owned subsidiary of the Michael Karfunkel 2005 Grantor Retained Annuity Trust, and Technology Insurance Company, a wholly owned subsidiary of AmTrust (“TIC”), as reinsurers. TIC has a 20% participation in the ACAC Quota Share, by which it receives 10% of net premiums of the personal lines business. The ACAC Quota Share provides that the reinsurers, severally, in accordance with their participation percentages, shall receive 50% of the net premium of the GMAC personal lines insurance companies and assume 50% of the related net losses. The ACAC Quota Share has an initial term of three years and shall renew automatically for successive three year terms unless terminated by written notice not less than nine months prior to the expiration of the current term. Notwithstanding the foregoing, our participation in the ACAC Quota Share may be terminated by the personal lines insurance companies on 60 days written notice in the event we become insolvent, are placed into receivership, our financial condition is impaired by 50% of the amount of our surplus at the inception of the ACAC Quota Share or latest anniversary, whichever is greater, is subject to a change of control, or ceases writing new and renewal business. The personal lines insurance companies also may terminate the agreement on nine months written notice following the effective date of initial public offering or private placement of stock by ACAC or a subsidiary. Maiden Insurance may terminate its participation in the ACAC Quota Share on 60 days written notice in the event the personal lines companies are subject to a change of control, cease writing new and renewal business, effects a reduction in their net retention without Maiden Insurance’s consent or fails to remit premium as required by the terms of the ACAC Quota Share. The ACAC Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.5% or less and a minimum of 30.5% if the loss ratio is 64.5% or higher. We believe that the terms, conditions and pricing of the ACAC Quota Share have been determined by arm’s length negotiations and reflect current market terms and conditions. We recorded approximately $37,654,000 of ceding commission expense for the year ended December 31, 2010 as a result of this transaction.

Other ACAC-related Reinsurance Agreements

Maiden Specialty entered into a reinsurance arrangement with New South Insurance Company (“New South”), a wholly owned subsidiary of ACAC. Pursuant to the agreement, we cede 100% of certain personal lines business to New South. On March 1, 2010, we entered into a novation agreement with Motors Insurance Company (“Motors”) and New South whereby New South replaced Motors as the reinsurer for all of this business. The Company recorded approximately $398,000 and $61,000 of ceded premium and ceding commissions, respectively, for the year ended December 31, 2010.

Family Employment Relationships

In January 2009, Barry Karfunkel was hired as a managing director of capital investments of Maiden Re, earning $319,039 during his entire employment. Barry Karfunkel is the son of Michael Karfunkel and the brother-in-law of Barry D. Zyskind. Barry Karfunkel’s employment ended in March 2010.

Review, Approval or Ratification of Transactions with Related Persons

Barry D. Zyskind, our non-executive Chairman of the Board of Directors, is the President, Chief Executive Officer and director of AmTrust and, together with George Karfunkel and Michael Karfunkel, owns approximately 59% of the outstanding common stock of AmTrust. Mr. Zyskind is also the son-in-law of Michael Karfunkel, who is a major shareholder of the Company, the non-executive chairman of the board of directors of AmTrust, and the non-executive chairman of the board of directors of ACAC. One of our directors, Yehuda L. Neuberger, is the son-in-law of George Karfunkel, who is a major shareholder and director of AmTrust, and Mr. Neuberger is employed by our transfer agent, American Stock Transfer & Trust Company, a company formerly controlled by George Karfunkel and Michael Karfunkel. Finally, the Michael Karfunkel 2005 Grantor Retained Annuity Trust, which is controlled by Michael Karfunkel, currently owns 72.4% of ACAC’s issued and outstanding common stock, Michael Karfunkel currently owns 27.6% of ACAC’s issued and outstanding common stock, and AmTrust owns preferred shares convertible into 21.25% of the issued and outstanding common stock of ACAC.

Conflicts of interest could arise with respect to business opportunities that could be advantageous to any or all of AmTrust or its subsidiaries, ACAC or its subsidiaries, and the Company or our subsidiaries. In addition, potential conflicts of interest may arise should the interests of AmTrust and/or ACAC and/or the Company diverge. From time to time, AmTrust and/or ACAC and/or the Company may be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust’s shareholders and management, the Company and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity. Pursuant to its charter, our independent Audit Committee must review and approve in advance or ratify any transaction or relationship in which we and any related party have a direct or indirect material interest. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable), but not limited to, (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, a director’s immediate family member or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee members will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

PROPOSAL 2:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN INSURANCE

Pursuant to our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-U.S. subsidiary, which includes Maiden Insurance, a Bermuda company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Insurance in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Arturo M. Raschbaum (Chairman), John Marshaleck, David A. Lamneck and Lawrence F. Metz to be directors of Maiden Insurance until the next annual general meeting of the shareholders of Maiden Insurance in 2012.

Information About the Nominees

David A. Lamneck, 59, has served as Senior Vice President and Chief Underwriting Officer of Maiden Insurance since July 2009. From 1999 to 2009, Mr. Lamneck served in several underwriting and account executive roles with the Company and GMAC RE. Previously, Mr. Lamneck held underwriting and management positions with General Re and Swiss Re. Mr. Lamneck is a graduate of Ohio State University.

Information about Messrs. Raschbaum, Marshaleck and Metz can be found on pages 15 – 16 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 3:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN GLOBAL HOLDINGS

Pursuant to our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-U.S. subsidiary, which includes Maiden Global Holdings, a U.K. company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Global Holdings in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Arturo M. Raschbaum (Chairman), John Marshaleck, Patrick J. Haveron, Ronald M. Judd and Lawrence F. Metz to be directors of Maiden Global Holdings until the next annual general meeting of the shareholders of Maiden Global Holdings in 2012.

Information about Messrs. Raschbaum, Marshaleck, Haveron, Judd and Metz can be found on pages 15 – 16 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As we discuss above in Compensation Discussion and Analysis, the core objectives of our executive compensation program are to: (i) attract and retain talented executive officers; (ii) further align the financial interests of our executive officers with those of our shareholders; and (iii) compensate our executive officers based on their overall performance. Under this program, we seek to compensate our named executive officers for the achievement of specific annual, long-term and financial goals, certain non-financial goals, and the realization of increased shareholder value. Our executive compensation is discussed in further detail above in Compensation Discussion and Analysis, which includes information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the other related tables and disclosure.”

The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to indicate, on an advisory basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 in this Proxy Statement. By voting on this Proposal 5, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Alternatively, shareholders may abstain from casting a vote.

The Board of Directors believes it is most appropriate to conduct an advisory vote on executive compensation once every three years, and therefore recommends that you vote for a three-year interval for the advisory vote on executive compensation.

As described above in Compensation Discussion and Analysis, our executive compensation program is designed to achieve a balance of short-term and long-term goals. To this end, the Compensation Committee combines short-term cash incentive awards featuring one-year performance goals with long-term equity awards, which appreciate or vest based on the appreciation of our share price. The Board of Directors believes that holding the advisory vote on executive compensation once every three years will encourage a long-term focus on our executive compensation policies and practices, thereby promoting long-term value creation. In contrast, an advisory vote on executive compensation every year or every two years may foster a short-term focus and undermine our ability to offer appropriate forms of long-term compensation.

Additionally, the Board of Directors believes that holding the advisory vote every three years will allow for a meaningful evaluation period of performance against our compensation practices, as any adjustments in pay practices will take time to implement and be reflected in the financial performance and the price of our common shares. As a result, an advisory vote on executive compensation more frequently than every three years would not, in our judgment, allow shareholders to compare executive compensation, or modifications thereof, to our performance. Lastly, the Board of Directors believes that holding the advisory vote once every three years will allow the Compensation Committee an adequate period of time to assess the results of past advisory votes and consider potential modifications to our compensation program that it views as appropriate. This may not be feasible on an annual or biennial basis, and the Board of Directors believes that both the Compensation Committee and our shareholders would benefit from having more time for a thoughtful and constructive analysis and review of our compensation program.

When you vote in response to the resolution set forth below, you may cast your vote on your preferred voting frequency by choosing among the following four options: once every one year, two years or three years, or you may abstain from voting.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the other related tables and disclosure).”

The option of once every one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. This vote is advisory and, therefore, not binding, and the Board of Directors may decide in the future that it is in our best interests and in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE OF “THREE YEARS” IN PROPOSAL 5.

PROPOSAL 6:

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.,
MAIDEN GLOBAL HOLDINGS, LTD. AND MAIDEN INSURANCE COMPANY LTD.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS AND MAIDEN GLOBAL HOLDINGS

Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. The Audit Committee has recommended that the shareholders reappoint the firm of BDO USA, LLP to be the independent registered public accounting firm of the Company and Maiden Global Holdings for the fiscal year ending December 31, 2011.

A representative from BDO USA, LLP and BDO International Member Firms will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. We engaged BDO USA, LLP on May 12, 2008 as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP for our fiscal years ended December 31, 2010 and 2009.

	2010	2009
Audit Fees(1)	$1,188,766	$916,153
Audit-Related Fees(2)	22,125	—
Tax Fees(3)	35,819	28,013
All Other Fees(4)	—	—
Total	$1,246,710	$944,166

(1)	Audit fees relate to professional services rendered in connection with: (i) the integrated audit of our annual financial statements and internal controls over financial reporting; (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and securities offerings.
(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.
(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

We and our Audit Committee are committed to ensuring the independence of the accountants, both in fact and in appearance.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all fees in the period from January 1, 2010 through December 31, 2010.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN INSURANCE

The Board of Directors also proposes that the shareholders reappoint Arthur Morris and Company to serve as the independent registered public accounting firm of Maiden Insurance for the 2011 fiscal year. Arthur Morris and Company served as the auditors for the 2010 fiscal year.

A representative from Arthur Morris and Company will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY AND MAIDEN GLOBAL HOLDINGS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011, AND “FOR” THE APPOINTMENT OF ARTHUR MORRIS AND COMPANY AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF MAIDEN INSURANCE FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2012 Annual General Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2012 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by our Corporate Secretary, 131 Front Street, Hamilton HM12, Bermuda on or before December 6, 2011, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2012 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 19, 2012. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the Meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report for the fiscal year ended December 31, 2010, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about March 31, 2011.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual General Meeting. However, if any other matters are properly brought before the Annual General Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MAIDEN HOLDINGS, LTD.

May 4, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at maidenholdings.investorroom.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21430403000000000000 2   050411

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES IN PROPOSALS 1, 2 AND 3; "FOR" PROPOSAL 4; "THREE YEARS" IN PROPOSAL 5; AND "FOR" PROPOSAL 6.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1, 2 & 3. Election of Directors of Maiden Holdings, Ltd. and authorization of the election of Directors of Maiden Insurance Company Ltd. and authorization of the election of Directors of Maiden Global Holdings, Ltd.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

Maiden Holdings, Ltd.(1-5)
- ○ (1) Barry D. Zyskind
- ○ (2) Simcha G. Lyons
- ○ (3) Raymond M. Neff
- ○ (4) Yehuda L. Neuberger
- ○ (5) Steven H. Nigro

Maiden Global Holdings, Ltd. (10-14)
- ○ (10) Patrick J. Haveron
- ○ (11) Ronald M. Judd
- ○ (12) John Marshaleck
- ○ (13) Lawrence F. Metz
- ○ (14) Arturo M. Raschbaum

Maiden Insurance Company Ltd. (6-9)
- ○ (6) David A. Lamneck
- ○ (7) John Marshaleck
- ○ (8) Lawrence F. Metz
- ○ (9) Arturo M. Raschbaum

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
6. Appointment of BDO USA, LLP as Maiden Holdings, Ltd.'s and Maiden Global Holdings, Ltd.'s independent registered public accounting firm for the 2011 fiscal year, and Arthur Morris and Company as Maiden Insurance Company Ltd.'s independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting and any adjournment, postponement or continuation thereof.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.